UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2013

FULUCAI PRODUCTIONS LTD.
Exact name of registrant as specified in its charter

Nevada	000-54154	68-0680436
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 1250, 639 – 5 Avenue SW, Calgary, Alberta, Canada	T2P 0M9
(Address of principal executive offices)	(Zip Code)

(403) 613-7310
Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 8. OTHER EVENTS

Item 8.01

Fulucai Productions Ltd. (the “Company”) has entered into a memorandum of understanding (“MOU”) with Blue Sky Langsa Ltd. (“BSL”) whereby the Company has the right to acquire certain oil and gas interests in North Sumatra, Indonesia, including offshore leases and equipment (the “Properties”).  The asset is known as Langsa TAC and is a 77 square kilometer offshore concession in 325 feet of water depth, 55 kilometers from the North Sumatra shoreline.  The block has 2 discovered fields, known as the L and H fields, and 7 wells.  Historic sunk costs for the Langsa TAC are approximately $59.5 Million.  Mobil Oil initially made the discovery in 1980.

The Company and BSL intend to enter into a formal Securities Purchase Agreement for the acquisition following accordance with normal industry standards, requisite regulatory requirements and approvals in the U.S., Canada and Indonesia.   Under the terms of the agreement, the Company will acquire 100% of the shares of BSL from the BSL shareholders for $7.5 Million consisting of $1.0 million cash at closing and $6.5 Million to be paid from 15% of cash flow (net to BSL’s interest) generated by Langsa TAC. At closing, BSL will hold a total of 65% interest in Langsa TAC.

Following execution of the MOU, the Company will proceed to conduct due diligence on BSL, including evaluation and field inspection of the Properties, prior to the execution of the SPA.  The Company hopes to finalize the Share Purchase Agreement by December 31, 2013 and close the acquisition by January 15, 2014, with an effective date of January 1, 2014.  As this is a related party transaction, Fulucai will engage a third party to provide a fairness opinion on BSL. At closing, the current non-independent directors and officers of BSL will resign in favor of Fulucai appointees.

Section 9.   Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits

(c). Exhibits

Number	Exhibit
10.1	Memorandum of Understanding Between the Company and Blue Sky NM, Inc. signed December 2, 2013
99.1	Press Release disseminated December 3, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FULUCAI PRODUCTIONS LTD.

Dated: December 6, 2013	By:	/s/ Mohammad Fazil
	Name:	Mohammad Fazil
`	Title:	Chief Executive Officer, President, Secretary, Treasurer, Chief Financial Officer and Director